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                                                                    EXHIBIT 23.5

                           [Clarkson Research Studies]




                                                              November 1, 2000



Ladies and Gentlemen,


Reference is made to the prospectus (the "Prospectus") included in a registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission, relating to the registration of common shares of General Maritime Corporation (the "Company").

We hereby consent to all references to our name in the Prospectus and to the use of the graphical and statistical information supplied by us set forth in the sections of the Prospectus entitled "Prospectus Summary," "Risk Factors," "The Industry" and "Business." We further hereby advise the Company that we have not taken part in the drafting of the discussion nor have we reviewed the discussion. With respect to the statistical data, graphs and tables supplied by us, we advise you that:

o some industry data included in this discussion is based on estimates or subjective judgements in circumstances where data for actual market transactions either does not exist or is not publicly available,

o the published information of other maritime data collection experts may differ from this data,

o while we have taken reasonable care in the compilation of the industry statistical data, graphs and tables and believe them to be correct, data compilation is subject to limited audit and validation procedures, and

o the provision of such data, graphs and tables does not obviate the need to make appropriate further inquiries.


Sincerely,

CLARKSON RESEARCH STUDIES




by:  /S/ MARTIN STOPFORD
     ----------------------------
     Name: Martin Stopford
     Title: Managing Director